                                                                  EXHIBIT 10.2


                           364-DAY CREDIT AGREEMENT

                          Dated as of April 18, 2002


               LAFARGE NORTH AMERICA INC., a Maryland corporation (the "Company"), the Significant Subsidiaries of the Company listed on the signature pages hereof (the Company and each such Significant Subsidiary, an "Initial Borrower" and collectively, the "Initial Borrowers"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent, SALOMON SMITH BARNEY INC. and FIRST UNION SECURITIES, INC, as joint lead arrangers and joint bookrunners, and CITIBANK, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                  ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

               SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Advance" means a Revolving Credit Advance or a Competitive Bid Advance.

               "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

               "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.

               "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

               "Applicable Margin" means (a) for Base Rate Advances, 0% per annum and (b) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

               -----------------------------------------------------------------------
                                        Applicable Margin for  Applicable Margin for
                                           Eurodollar Rate        Eurodollar Rate
                                        Advances Prior to the  Advances On and After
                  Public Debt Rating     Term Loan Conversion      the Term Loan
                     S&P/Moody's                 Date             Conversion Date
               -----------------------------------------------------------------------
               Level 1
               -------
               A- or A3 or above                0.445%                 1.000%
               -----------------------------------------------------------------------
               Level 2
               -------
               BBB+ or Baa1                     0.525%                 1.000%
               -----------------------------------------------------------------------

               -----------------------------------------------------------------------
               Level 3
               -------
               Less than Level 2                0.750%                 1.000%
               -----------------------------------------------------------------------


               "Applicable Percentage" means, as of any date prior to the Term Loan Conversion Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

                      --------------------------------------------------
                          Public Debt Rating           Applicable
                             S&P/Moody's               Percentage
                      --------------------------------------------------
                      Level 1
                      -------
                      A- or A3 or above                 0.080%
                      --------------------------------------------------
                      Level 2
                      -------
                      BBB+ or Baa1                      0.100%
                      --------------------------------------------------
                      Level 3
                      -------
                      Less than Level 2                 0.125%
                      --------------------------------------------------


               "Applicable Utilization Fee" means, as of any date prior to the Term Loan Conversion Date that the aggregate Advances exceed 25% of the aggregate Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

                      --------------------------------------------------
                         Public Debt Rating           Applicable
                            S&P/Moody's             Utilization Fee
                      --------------------------------------------------
                      Level 1
                      -------
                      A- or A3 or above                 0.100%
                      --------------------------------------------------
                      Level 2
                      -------
                      BBB+ or Baa1                      0.125%
                      --------------------------------------------------
                      Level 3
                      -------
                      Less than Level 2                 0.125%
                      --------------------------------------------------


               "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

               "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                      (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                      (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of
               (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                      (c) 1/2 of one percent per annum above the Federal Funds Rate.

               "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

               "Borrower" means each Initial Borrower and each Designated Subsidiary that shall become a party to this Agreement pursuant to
        Section 9.08.

               "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

               "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

               "Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof, or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to
        Section 2.05.

               "Competitive Bid Advance" means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

               "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

               "Competitive Bid Note" means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

               "Competitive Bid Reduction" has the meaning specified in
        Section 2.01.

               "Confidential Information" means confidential or proprietary information that any Borrower furnishes to the Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than any Borrower that, to the knowledge of the Agent or such Lender, is subject to a confidentiality arrangement with such Borrower.

               "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

               "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

               "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (f) all Synthetic Lease Liabilities of such Person, (g) all Invested Amounts, (h) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed by such Person, or in effect guaranteed by such Person and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, which Debt, in the case of this clause (i) shall be deemed not to exceed the fair market value of such encumbered property.

               "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

               "Designated Subsidiary" means any Subsidiary designated after the date of this Agreement for borrowing privileges hereunder pursuant to Section 9.08.

               "Designation Letter" means a letter entered into by a Designated Subsidiary, the Company and the Agent, in substantially the form of Exhibit E hereto, pursuant to which such Designated Subsidiary shall become a Borrower hereunder in accordance with Section 9.08.

               "Disclosed Litigation" has the meaning specified in Section 3.01(b).

               "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

               "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense net of interest income, (b) income tax expense, (c) depreciation expense, (d) depletion expense and (e) amortization expense, in each case determined in accordance with GAAP for such period.

               "Effective Date" has the meaning specified in Section 3.01.

               "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Borrower nor an Affiliate of any Borrower shall qualify as an Eligible Assignee.

               "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

               "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

               "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

               "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

               "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

               "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

               "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

               "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

               "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

               "Events of Default" has the meaning specified in Section 6.01.

               "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

               "Fixed Rate Advances" has the meaning specified in Section 2.03(a)(i).

               "GAAP" has the meaning specified in Section 1.03.

               "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

               "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity future or option contracts and other similar agreements.

               "Information Memorandum" means the information memorandum dated January 29, 2002 used by the Agent in connection with the syndication of the Commitments.

               "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                      (i) a Borrower may not select any Interest Period that ends after the Termination Date or, if the Revolving Credit Advances have been converted to a term loan pursuant to
               Section 2.06 prior to such selection, that ends after the Maturity Date;

                      (ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                      (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                      (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

               "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

               "Invested Amounts" means the amounts invested by investors that are not Affiliates of the Borrowers in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

               "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

               "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Dow Jones Markets Telerate Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

               "LIBO Rate Advances" means a Competitive Bid Advance bearing interest based on the LIBO Rate.

               "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

               "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), results of operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole.

               "Material Adverse Effect" means a material adverse effect on
        (a) the business, condition (financial or otherwise), results of operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations under this Agreement or any Note.

               "Maturity Date" means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01.

               "Moody's" means Moody's Investors Service, Inc.

               "Multiemployer Plan" means a multiemployer plan, as defined in
        Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

               "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

               "Note" means a Revolving Credit Note or a Competitive Bid Note.

               "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(a).

               "Notice of Revolving Credit Borrowing" has the meaning specified in Section 2.02(a).

               "Obligations" has the meaning specified in Section 7.01.

               "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

               "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced unless being contested in good faith and for which appropriate reserves are being maintained: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

               "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

               "Plan" means a Single Employer Plan or a Multiple Employer
        Plan.

               "Public Debt Rating" means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing,
        (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 3 under the definition of "Applicable Margin", "Applicable Percentage" or "Applicable Utilization Fee", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating, except that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the level that is one level above the lower rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

               "Reference Banks" means Citibank, Wachovia Bank, National Association and Bank One, NA.

               "Register" has the meaning specified in Section 9.07(d).

               "Required Lenders" means (a) at any time prior to an acceleration of the Advances pursuant to Section 6.01, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments or (b) at any time after an acceleration of the Advances pursuant to Section 6.01, Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

               "Revolving Credit Advance" means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

               "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

               "Revolving Credit Note" means a promissory note of the Borrowers payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Revolving Credit Advances made by such Lender.

               "Significant Subsidiary" means any Subsidiary of the Company or group of Subsidiaries of the Company which, in either case, holds or owns total assets with a book value in excess of $50,000,000 or has annual revenues in excess of $50,000,000.

               "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

               "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

               "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),
        (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

               "Synthetic Lease Liabilities" of a Person means any liability under any tax retention operating lease or so-called "synthetic" lease transaction, or any obligations arising with respect to any other similar transaction which the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the Consolidated balance sheets of such Person and its Subsidiaries (other than leases which do not have an attributable interest component that are not leases that have been, or should be, in accordance with GAAP, recorded as capital leases).

               "Term Loan Conversion Date" means the Termination Date on which all Revolving Credit Advances outstanding on such date are converted into a term loan pursuant to Section 2.06.

               "Term Loan Election" has the meaning specified in Section 2.06.

               "Termination Date" means the earlier of April 17, 2003 and the date of termination in whole of the Commitments pursuant to Section
        2.05 or 6.01.

               "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

               SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

               SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

                                  ARTICLE II

                      AMOUNTS AND TERMS OF THE ADVANCES

               SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction"). Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

               SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing,
(iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the Agent will make such funds available to the applicable Borrower at the Agent's address referred to in Section 9.02. Each Borrower hereby authorizes the Company to deliver each Notice of Borrowing on behalf of such Borrower.

               (b) Anything in subsection (a) above to the contrary notwithstanding, (i) a Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section
2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.

               (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrowers shall jointly and severally indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in
Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

               (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrowers severally agree to repay (and all the Borrowers jointly and severally agree to repay) to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

               (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its

Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

               SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrowers may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

               (i) The Company may request on behalf of one or more Borrowers a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Company shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Company shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrowers. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

               (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrowers as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Company), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time), and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

               (iii) The Company shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                      (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                      (y) accept for itself or on behalf of one or more Borrowers one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Company shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

               (iv) If the Company notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

               (v) If the Company accepts for itself or on behalf of one or more Borrowers one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Company, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 11:00 A.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and promptly after receipt by the Agent of such funds, the Agent will make such funds available to the Borrowers at the location specified by the Company in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

               (vi) If the Company notifies the Agent that it accepts for itself or on behalf of one or more Borrowers one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrowers. The Borrowers shall jointly and severally indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

               (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

               (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrowers may from time to time borrow under this
Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

               (d) The Borrowers jointly and severally agree to repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Company for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrowers shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection
(a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

               (e) The Borrowers jointly and severally agree to pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, the Borrowers jointly and severally agree to pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

               (f) The indebtedness of the Borrowers resulting from each Competitive Bid Advance made to any Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note payable to the order of the Lender making such Competitive Bid Advance.

               SECTION 2.04. Fees. (a) Facility Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2002, and on the Termination Date.

               (b) Agent's Fees. The Borrowers jointly and severally agree to pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

               SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding.

               (b) Mandatory. On the Termination Date, if the Borrowers have made the Term Loan Election in accordance with Section 2.06 prior to such date, and from time to time thereafter upon each prepayment of the Revolving Credit Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Revolving Credit Advances outstanding at such time.

               SECTION 2.06. Repayment of Revolving Credit Advances. The Borrowers jointly and severally agree, subject to the next succeeding sentence, to repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding. The Company may, upon not less than 15 days' notice to the Agent, elect (the "Term Loan Election") to convert all of the Revolving Credit Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrowers jointly and severally agree to repay in full ratably to the Lenders on the Maturity Date; provided that the Term Loan Election may not be exercised if a Default has occurred and is continuing on the date of notice of the Term Loan Election or on the date on which the Term Loan Election is to be effected. All Revolving Credit Advances converted into a term loan pursuant to this Section 2.06 shall continue to constitute Revolving Credit Advances except that the Borrowers may not reborrow pursuant to Section 2.01 after all or any portion of such Revolving Credit Advances have been prepaid pursuant to Section 2.10.

               SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrowers jointly and severally agree to pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

               (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

               (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

               (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrowers jointly and severally agree to pay interest on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

               SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

               (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

               (c) If the applicable Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in
Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.

               (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

               (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

               (f) If Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

               (i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

               (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the Borrowers or, at the applicable Borrower's option, be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

               (iii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

               SECTION 2.09. Optional Conversion of Revolving Credit Advances. Any Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances made to it of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in

Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under
Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.

               SECTION 2.10. Prepayments of Revolving Credit Advances. The applicable Borrower may, upon notice at least three Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers jointly and severally agree to, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrowers shall be obligated, jointly and severally, to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

               SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

               (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

               SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

               SECTION 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

               (b) The Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrowers' accounts with such Lender any amount so due.

               (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

               (e) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

               SECTION 2.14. Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

               (c) The Borrowers shall jointly and severally indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

               (d) Within 30 days after the date of any payment of Taxes, the applicable Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

               (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

               (f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

               (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

               SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section
2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

               SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrowers agree that upon notice by any Lender to the Borrowers (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrowers shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

               (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it,
(iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender's share thereof.

               (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

               SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrowers agree that they shall use such proceeds) solely for general corporate purposes of the Borrowers.

                                 ARTICLE III

                   CONDITIONS TO EFFECTIVENESS AND LENDING

               SECTION 3.01. Conditions Precedent to Effectiveness of Sections
2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

               (a) There shall have occurred no Material Adverse Change since December 31, 2001.

               (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

               (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them reasonably to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have reasonably requested.

               (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

               (e) The Initial Borrowers shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

               (f) The Initial Borrowers shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

               (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of each Initial Borrower, dated the Effective Date, stating that:

                      (i)    The representations and warranties contained in
               Section 4.01 are correct on and as of the Effective Date, and

                      (ii) No event has occurred and is continuing that constitutes a Default.

               (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

                      (i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to
               Section 2.16.

                      (ii) Certified copies of the resolutions of the Board of Directors of each Initial Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                      (iii) A certificate of the Secretary or an Assistant Secretary of each Initial Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                      (iv) A favorable opinion of Timothy Power, Assistant General Counsel for the Company, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

                      (v) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

               (i) The Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under the Credit Agreement dated as March 5, 2001, as amended, among the Company, the lenders parties thereto and Citibank, as agent, and under the Credit Agreement dated as of December 8, 1998, as amended, among the Company, the lenders parties thereto and The First National Bank of Chicago, as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, the any notice required by said Credit Agreements relating to the termination of commitments thereunder.

               SECTION 3.02. Conditions Precedent to the Initial Borrowing of Each Designated Subsidiary. The obligation of each Lender to make an initial Revolving Credit Advance to each Designated Subsidiary following its designation as a Borrower hereunder pursuant to Section 9.08 on the occasion of the initial Borrowing thereby is subject to the Agent's receipt on or before the date of such initial Borrowing of each of the following, in form and substance satisfactory to the Agent and dated such date:

               (a) The Designation Letter of such Designated Subsidiary, in substantially the form of Exhibit E hereto.

               (b) A Revolving Credit Note of such Designated Subsidiary to the extent requested by any Lender pursuant to Section 2.16.

               (c) A certificate of the Secretary or an Assistant Secretary (or person performing similar functions) of such Designated Subsidiary certifying (A) appropriate resolutions of the board of directors (or persons performing similar functions) of such Designated Subsidiary approving this Agreement and its Notes, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and its Notes (copies of which shall be attached thereto), and (B) the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Letter of such Designated Subsidiary and its Notes and the other documents to be delivered by such Designated Subsidiary hereunder.

               (d) A favorable opinion of counsel for such Designated Subsidiary reasonably acceptable to the Agent, in substantially the form of Exhibit D hereto with modifications appropriate to such Designated Subsidiary, and addressing such other matters as any Lender through the Agent may reasonably request.

               (e) Such other documents, opinions and other information as any Lender, through the Agent, may reasonably request.

               SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the applicable Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

               (i)    the representations and warranties contained in Section
        4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

               (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

               SECTION 3.04. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the applicable Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):

               (a)    the representations and warranties contained in Section
        4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

               (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and

               (c) no event has occurred and no circumstance exists as a result of which the information concerning the Borrowers that has been provided to the Agent and each Lender by the Borrowers in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

               SECTION 3.05. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designate as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

               SECTION 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

               (a) Such Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization.

               (b) The execution, delivery and performance by such Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting such Borrower.

               (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Borrower of this Agreement or the Notes to be delivered by it.

               (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by such Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

               (e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2001, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Arthur Andersen LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2001, there has been no Material Adverse Change.

               (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

               (g) No information, exhibit or report furnished by the Company or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

               (h) Each Borrower and its Subsidiaries are in compliance with Regulations T, U and X. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrowers and their Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

               (i) Neither any Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

               (j) The Borrowers and their Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

               (k) On the date of this Agreement, the Borrowers and their Subsidiaries have good title, free of all Liens other than those permitted by Section 5.02(a) to all of the property and assets reflected in the Company's most recent consolidated financial statements provided to the Agent as owned by the Borrowers and their Subsidiaries.

               (l) Each Borrower and each of its Subsidiaries owns or possesses all material patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the future conduct of its business, without any known material conflict with the rights of others.

               (m) In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Borrowers, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrowers and their Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental laws cannot reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.01(b) hereto, neither any Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any foreign or domestic, federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

               (n) Neither any Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by and "investment company" or an "affiliated person" thereof or an "affiliated person" of such affiliated person, in each case within the meaning of the Investment Company Act of 1940, as amended.

               (o) Neither any Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                  ARTICLE V

                                  COVENANTS

               SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will:

               (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, which, if violated, could reasonably be expected to have a Material Adverse Effect.

               (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

               (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.

               (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that such Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither such Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lenders.

               (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

               (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

               (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

               (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

               (i) Conduct of Business. Carry on and conduct its business, and cause each of its Subsidiaries to carry on and conduct its business, in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or lines of business reasonably related thereto.

               (j) Reporting Requirements. The Company shall furnish to the Lenders:

                      (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                      (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Arthur Andersen LLP or other independent public accountants acceptable to the Required Lenders, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                      (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;

                      (iv) promptly after the sending or filing thereof, copies of all reports that any Borrower sends to any of its securityholders, and copies of all reports and registration statements that any Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                      (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f);

                      (vi) not later than August 31 of each year, notice of all Significant Subsidiaries of the Company determined by reference to the Company's financial position as of December 31 of the immediately preceding calendar year; and

                      (vii) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

        Reports and financial statements required to be delivered by Company pursuant to clauses (i), (ii) and (iv) of this subsection (j) shall be deemed to have been delivered on the date on which the Company posts such reports, or reports containing such financial statements, on its website on the Internet at www.lafarge-na.com, at www.sec.gov or at such other website identified by the Company in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge; provided that the Company shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in clauses (i), (ii) and (iv) of this subsection (j) on the date (x) such information is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the Company and (y) such posting is notified to the Lenders (it being understood that the Company shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).

               (k) Additional Borrowers. Not later than 30 days after the delivery of the notice required to be delivered pursuant to Section 5.01(j)(vi), designate each Significant Subsidiary that is organized under the laws of a jurisdiction in the United States and is not prior to such date a Borrower under this Agreement to become a Designated Subsidiary in accordance with Section 9.08; provided that Sierra Bay Receivables, Inc., a Nevada corporation, shall not be required to become a Borrower under this Agreement.

               SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Borrower will:

               (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

                      (i)    Permitted Liens,

                      (ii) purchase money Liens upon or in any assets acquired or held by such Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such assets or to secure Debt incurred solely for the purpose of financing the acquisition of such assets, or Liens existing on such assets at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such assets) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any assets of any character other than the assets being acquired, and no such extension, renewal or replacement shall extend to or cover any assets not theretofore subject to the Lien being extended, renewed or replaced,

                      (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

                      (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with such Borrower or any Subsidiary of such Borrower or becomes a Subsidiary of such Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary,

                      (v) Liens on cash and cash equivalents securing obligations under Hedge Agreements, provided that the aggregate amount of cash and cash equivalents subject to such Liens shall not exceed $5,000,000 at any time outstanding,

                      (vi) without duplication of clause (ii) above, Liens, if any, arising in connection with receivables securitization programs, in any aggregate principal amount not to exceed $300,000,000 at any time outstanding (for purposes of this clause (vi), the "principal amount" of a receivables securitization program shall mean the amounts invested by investors that are not Affiliates of the Company in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts),

                      (vii) other Liens securing Debt in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, and

                      (viii) the replacement, extension or renewal of any Lien
               permitted by clause (ii), (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

               (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company, and except that any Subsidiary of the Company may merge into or dispose of assets to the Company, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

               (c) Subsidiary Debt. The Company shall not permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt or to issue or have outstanding any preferred stock, except:

                      (i)    Debt under this Agreement or any Notes;

                      (ii) Debt or preferred stock outstanding on the date hereof,

                      (iii) Debt or preferred stock of a Subsidiary issued to and held by the Company or a wholly-owned Subsidiary of the Company,

                      (iv) Debt or preferred stock of any corporation existing at the time such corporation becomes a Subsidiary of the Company and not created in contemplation of such event,

                      (v) Invested Amounts not to exceed $250,000,000 at any time outstanding,

                      (vi) refinancing, extension, renewal or refunding of any Debt or preferred stock permitted by the foregoing clauses
               (ii) though (iv), and

                      (vii) other Debt or preferred stock in an aggregate principal amount not to exceed $250,000,000 at any time outstanding.

               (d) Hedge Agreements. Enter into, or permit any of its Subsidiaries to enter into, any Hedge Agreements other than Hedge Agreements pursuant to which such Borrower or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.

               SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

               (a) Leverage Ratio. Maintain a ratio of Consolidated Debt to Consolidated Debt plus shareholders' equity of not greater than
        0.50 : 1.00:

               (b) Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a ratio of Consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters then ended to interest payable on, and amortization of debt discount in respect of, all Debt during such period by the Company and its Subsidiaries of not less than 3.0 : 1.0.


                                  ARTICLE VI

                              EVENTS OF DEFAULT

               SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

               (a) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

               (b) Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

               (c) (i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or
        (j), 5.02 or 5.03 on its part to be performed or observed, or (ii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Agent or any Lender; or

               (d) Any Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $15,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

               (e) The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

               (f) Judgments or orders for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against any Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (g) Lafarge S.A. shall own directly or indirectly 50% or less of the outstanding shares of Voting Stock of the Company on a fully diluted basis; or the Company shall own directly or indirectly 50% or less of the outstanding shares of Voting Stock of any Borrower on a fully diluted basis; or

               (h) The Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following that, individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this

Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

                                 ARTICLE VII

                        JOINT AND SEVERAL OBLIGATIONS

               SECTION 7.01. Obligations Joint and Several. (a) Each Borrower hereby absolutely, unconditionally and irrevocably agrees that all obligations of any Borrower hereunder, now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (all such obligations, the "Obligations"), shall be joint and several obligations of all the Borrowers, and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement or any Note. Without limiting the generality of the foregoing, each Borrower's liability shall extend to all amounts that constitute part of the Obligations and would be owed by any other Borrower to the Agent or any Lender under or in respect of this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower.

               (b) Each Borrower, and by its acceptance of this Agreement, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Article VII and the Obligations of each Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Article VII and the Obligations of each Borrower hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Borrowers hereby irrevocably agree that the Obligations of each Borrower under this Article VII at any time shall be limited to the maximum amount as will result in the Obligations of such Borrower under this
Article VII not constituting a fraudulent transfer or conveyance. For purposes hereof, "Bankruptcy Law" means any proceeding of the type referred to in
Section 6.01(e) of this Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

               (c) Each Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Agreement or any Note, such Borrower will contribute, to the maximum extent permitted by law, such amounts to each other Borrower so as to maximize the aggregate amount paid to the Lenders under or in respect of this Agreement and the Notes.

               SECTION 7.02. Joint and Several Nature of Obligations Absolute. Each Borrower agrees that this Article VII will be observed strictly in accordance with its terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of this
Article VII or the rights of any Lender with respect thereto. The Obligations of each Borrower under or in respect of this Agreement are independent of the Obligations of any other Borrower under or in respect of this Agreement or the Notes, and a separate action or actions may be brought and prosecuted against each Borrower to enforce this Agreement, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of each Borrower under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and each Borrower hereby irrevocably waives, to the fullest extent permitted by law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

               (a) any lack of validity or enforceability of this Agreement or any Note or any agreement or instrument relating thereto;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

               (c) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

               (d) any failure of any Lender to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to such Lender (each Borrower waiving any duty on the part of the Lenders to disclose such information);

               (e) the failure of any other Person to execute or deliver this Agreement, any Credit Agreement Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Borrower with respect to the Obligations; or

               (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower.

This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

               SECTION 7.03. Waivers and Acknowledgments. (a) Each Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Article VII and any requirement that any Lender exhaust any right or take any action against any other Borrower or any other Person.

               (b) Each Borrower hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that this Article VII is continuing in nature and applies to all Obligations, whether existing now or in the future.

               (c) Each Borrower hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases of otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Borrower or other rights of such Borrower to proceed against any of the other Borrowers or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Borrower hereunder.

               (d) Each Borrower hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known by such Lender.

               (e) Each Borrower acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in this Article VII are knowingly made in contemplation of such benefits. Each Borrower further acknowledges that it has, independently and without reliance upon any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, including the provisions of this Article VII, and the Notes to which it is or is to be a party, and such Borrower has established adequate means of obtaining from each other Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Borrower.

               SECTION 7.04. Subrogation. Each Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower that arise from the existence, payment, performance or enforcement of such Borrower's Obligations under or in respect of this Agreement or the Notes, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Agreement and the Notes shall have been paid in full and the Commitments shall have expired or been terminated. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all the Obligations and all other amounts payable under this Agreement and the Notes and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Borrower and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Agreement and the Notes, whether matured or unmatured, in accordance with the terms of this Agreement. If (i) any Borrower shall make payment to any Lender of all or any part of the Obligations, (ii) all of the Obligations and all other amounts payable under this Agreement and the Notes shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Lenders will, at such Borrower's request and expense, execute and deliver to such Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment made by such Borrower pursuant to this Agreement.

               SECTION 7.05. Continuing Obligations. Without prejudice to the survival of any of the other agreements of any Borrower under this Agreement or any Note, the agreements and obligations of each Borrower contained in
Section 7.01 (with respect to enforcement expenses), the last sentence of
Section 7.02 and this Section 7.05 shall survive the payment in full of the Obligations and all of the other amounts payable under this Agreement and the Notes.



                                 ARTICLE VIII

                                  THE AGENT

               SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

               SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;
(ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 8.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any Subsidiary of any Borrower and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

               SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

               SECTION 8.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

               SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

               SECTION 8.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

                                  ARTICLE IX

                                MISCELLANEOUS

               SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce or subordinate the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

               SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to any Borrower, c/o the Company at its address at 12950 Worldgate Drive, Herndon, Virginia 20170, Attention: Treasurer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention:
Bank Loan Syndications Department; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

               (b) Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of them required under this Agreement or any such Note that is delivered to the Company shall constitute effective notice to the Borrowers or to any such Borrower, including the Company and (ii) any Notice of Borrowing or any notice of Conversion delivered pursuant to Section 2.08 may be delivered by any Borrower or by the Company, on behalf of any other Borrower. Each Initial Borrower (other than the Company) and each Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of the Company to give any notice referred to therein to any such Initial Borrower or any such Designated Subsidiary, as the case may be, to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by the Company, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.

               SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 9.04. Costs and Expenses. (a) The Borrowers agree jointly and severally to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree jointly and severally to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

               (b) The Borrowers agree jointly and severally to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

               (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance, LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to
Section 9.07 as a result of a demand by any Borrower pursuant to Section 9.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

               (d) The Borrowers acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. All notices, financial statements, financial and other reports, certificates, requests and other information materials (the "Communications") and the website of the Agent (the "Platform") are provided "as is" and "as available". The Agent does not warrant the accuracy, adequacy or completeness of the Communications or the Platform and expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent in connection with the Communications or the Platform.

               (e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

               SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of
Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

               SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrowers and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

               SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.11 or 2.14 or upon a reasonable determination by the Company that a change in law or circumstances has created a reasonable likelihood that such Lender will make a demand pursuant to Section 2.11 or
2.14 and only if no Event of Default has occurred and is continuing) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Borrowers except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender, and (vii) each such assignment shall be made with the consent, not to be unreasonably withheld, of the Agent and the Company, provided that any Lender may, without the approval of the Borrowers and the Agent, assign all or a portion of its rights to any of its Affiliates so long as such assignment does not result in any increased cost to, or obligation of, the Borrowers. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

               (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

               (d)    The Agent shall maintain at its address referred to in
Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Each Lender may sell participations to one or more banks or other entities (other than any Borrower or any Affiliate of any Borrower) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged,
(ii) such Lender shall remain
solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

               (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to such Borrower received by it from such Lender.

               (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

               SECTION 9.08. Designated Subsidiaries. (a) Designation. The Company may at any time and from time to time by delivery to the Agent of a Designation Letter, duly executed by the Company and a wholly owned Subsidiary organized under the laws of a jurisdiction in the United States and in substantially the form of Exhibit F hereto, designate such Subsidiary as a "Designated Subsidiary" for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Article III and after such Designation Letter is accepted by the Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of each such designation by the Company and the identity of each such Designated Subsidiary.

               (b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations of any Borrower (other than the Company or any Borrower that is a Significant Subsidiary that is organized under the laws of a jurisdiction in the United States) under this Agreement and the Notes issued by it, then, so long as at such time such Borrower has not submitted a Notice of Revolving Credit Borrowing, such Borrower's status as a Borrower shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall promptly deliver to the Lenders following its receipt of such a request from the Company). Thereafter, the Lenders shall be under no further obligation to make any Revolving Credit Advances to such Borrower.

               SECTION 9.09. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Company, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

               SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

               SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon The Prentice-Hall Corporation System, Inc. at its offices at 80 State Street, Albany, New York 12207-2543 (the "Process Agent") and each Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02, with a copy addressed to the Law Department. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

               (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               SECTION 9.13. Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 LAFARGE NORTH AMERICA INC.


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Vice President & Treasurer


                                 LAFARGE FLORIDA, INC.


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Treasurer


                                 LAFARGE MIDWEST, INC.


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Treasurer

                                 LAFARGE SOUTHWEST, INC.


                                 By /s/ Denise Werntz
                                    -------------------
                                    Title: Vice President & Treasurer


                                 LAFARGE WEST, INC.


                                 By /s/ Denise Werntz
                                    -------------------
                                    Title: Vice President & Treasurer


                                 MINERAL SOLUTIONS, INC.


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Treasurer


                                 PRESQUE ISLE CORPORATION


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Treasurer


                                 REDLAND GENSTAR, INC.


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Vice President & Treasurer


                                 REDLAND QUARRIES NY, INC.


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Vice President & Treasurer


                                 WMI FINANCE CORPORATION


                                 By /s/ Kevin C. Grant
                                    -------------------
                                    Title: Vice President


                                 CITIBANK, N.A.,
                                    as Agent

                                 By /s/ Brigitte Vvong
                                    -------------------
                                 Title: Vice President

                               Initial Lenders

Commitment
----------

                              Administrative Agent
                              --------------------

$40,000,000                                        CITIBANK, N.A.


                                                   By /s/ Brigitte Vvong
                                                      -------------------
                                                   Title: Vice President

                                Syndication Agent
                                -----------------

$40,000,000                                        WACHOVIA BANK, NATIONAL ASSOCIATION


                                                   By /s/ Steve Hamil
                                                      ----------------
                                                   Title: Vice President

                                     Lenders
                                     -------

$30,000,000                                        BANK ONE, NA


                                                   By /s/ Jules Panno
                                                      ----------------
                                                   Title: Director

$30,000,000                                        BNP PARIBAS


                                                   By /s/ Arnaud Collin du Bocage
                                                      ---------------------------
                                                   Title: Vice President

                                                   By /s/ Jerome d Humieres
                                                      ---------------------
                                                   Title: Vice President

$30,000,000                                        SUNTRUST BANK


                                                   By /s/ Andrew Hines
                                                     -----------------
                                                   Title: Director

$25,000,000                                        BANK OF AMERICA, N.A.


                                                   By /s/ Elizabeth Nass
                                                      ------------------
                                                   Title: Managing Director

$25,000,000                                        BANK OF MONTREAL


                                                   By /s/ Ian Hayes
                                                      -------------
                                                   Title: Vice President

$25,000,000                                        BAYERISCHE LANDESBANK GIROZENTRALE


                                                   By /s/ Herewald Drummond
                                                      ---------------------
                                                   Title: Senior Vice President

                                                   By /s/ James H. Boyle
                                                      ------------------
                                                   Title: Vice President

$22,500,000                                        FIRSTAR BANK, NATIONAL ASSOCIATION


                                                   By /s/ Richard Popp
                                                      ----------------
                                                   Title: Vice President

                                                   By /s/ Michael Dickman
                                                      -------------------
                                                   Title: AVP

$20,000,000                                        THE BANK OF NOVA SCOTIA


                                                   By /s/ Todd Meller
                                                      ---------------
                                                   Title:  Managing Director

$12,500,000                                        WELLS FARGO BANK, N.A.


                                                   By /s/ Lori Ross
                                                      -------------
                                                   Title: Vice President



$300,000,000   Total of the Commitments